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STAAR SURGICAL ANNOUNCES FOURTH QUARTER 2010 REVENUE EXPECTED TO EXCEED $14.2 MILLION

Record Quarter for ICLs with Estimated13% Increase in Revenues and 20% Increase in Units

Company Receives Approval for KS-X2 Preloaded Single Piece Acrylic Injector Delivery System in Japan

MONROVIA, CA, January 11, 2011 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that it expects revenue for the fourth quarter ended December 31, 2010 to exceed $14.2 million. Revenues for the full year were approximately $55 million, a 7% increase over 2009 revenues, driven by an increase of approximately 10% in revenues from the core ICL and IOL product lines.  The Company expects to announce its fourth quarter and full year 2010 results on March 1, 2011.

“Our estimated fourth quarter revenues were driven by strong growth in the Visian ICL product lines, which achieved a record in both revenues and units,” said Barry G. Caldwell, president and CEO of STAAR Surgical.  “Expected ICL revenues were up approximately 13% from the prior year’s fourth quarter and 8% from the previous third quarter 2010 record.  Unit volume grew approximately 20% from the fourth quarter last year.  During the quarter, approximately 10% of our ICL sales in our recently introduced expanded range Visian ICL models were in segments where we have not previously participated, specifically low myopes and toric hyperopes.  This demonstrates the demand and opportunity for the expanded treatment range, which received CE Mark approval during late third quarter.  The strong growth for the Visian ICL continued in China, India and the Middle East during the quarter, and revenues in Japan began to reflect our extremely positive efforts in that market.”

STAAR also announced that it has received approval from the Japanese Ministry of Health, Labor and Welfare (MHLW) to market its KS-X2 Preloaded Single Piece Hydrophobic Acrylic Injector System in Japan.  STAAR has been offering the three-piece KS-X system in Japan for two years and in selective CE Mark countries for the past year.  The Company expects pre-market launch of the new product in Japan during the first quarter of 2011 with full release during the second quarter.

“The approval of our single piece injector system is an important achievement and expands the products that we can offer to ophthalmologists in Japan,” Mr. Caldwell continued.  “Approval of the KS-X2 allows us to compete in the single piece hydrophobic acrylic space, the largest segment of the IOL market, according to Market Scope, and certainly the most lucrative segment globally.We anticipate CE Mark approval of the product during the third quarter of this year, with launch shortly thereafter.  This product once again illustrates STAAR’s core competency in preloaded delivery systems.”

The single and three-piece preloaded delivery systems are manufactured by STAAR Japan from hydrophobic lenses that are independently sourced.  The STAAR system delivers the lens into the eye through a 2.8 millimeter incision and is compatible with the most commonly used small incision cataract extraction procedures.

“We have made significant progress during 2010 from both a product delivery and financial standpoint.  During 2011, we remain focused on continuing our efforts to gain regulatory approvals for the Visian Toric ICL in both Japan and the United States, expanding our direct-to-consumer marketing campaign and driving revenue growth and profitability.  We look forward to sharing additional details when we announce our financial results for 2010,” Mr. Caldwell concluded.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 200,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Safe Harbor

The financial information presented in this press release for the quarter ended December 31, 2010 is preliminary and remains subject to review by STAAR's independent registered public accountants. Statements of results for the fourth quarter and full year are estimates. Final financial information for the quarter, which STAAR will report in its Annual Report on Form 10-K, may differ.

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: future revenue, sales or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; anticipated product approvals, prospects for approval of the Visian Toric ICL in the U.S. or Japan; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; the risk of unfavorable changes in currency exchange rates; the broad discretion of regulators in approving medical devices in our major markets; uncertainty as to the effectiveness of newly initiated direct to consumer advertising campaigns, the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery, which STAAR believes has resulted both from concerns about the safety and effectiveness of laser procedures and from general economic conditions.